EXHIBIT 23.1

Deloitte & Touche LLP
First National Tower 1601 Dodge Street, Ste. 3100 Omaha, NE 68102-1649 USA Tel: +1 402 346 7788 Fax: +1 402 997 7875 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement Nos. 333-190096 and 333-1990096-01 of First National Master Note Trust and First National Funding LLC on Form S-3 of our reports dated March 26, 2014, relating to Management’s Report on Assessment of Compliance with Servicing Criteria Pursuant to Item 1122 of Regulation AB for First National Bank of Omaha, appearing in the Annual Report on Form 10-K of First National Master Note Trust and First National Funding LLC for the year ended December 31, 2013.

March 26, 2014